PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
Heather Kos
+1 844-632-1060
IR@univarsolutions.com

Media Relations
Dwayne Roark
+1 331-777-6031
mediarelations@univarsolutions.com
Univar Solutions Reports Strong 2021 First Quarter Financial Results and Raises Guidance on 2021
DOWNERS GROVE, Ill. – May 7, 2021 – Univar Solutions Inc. (NYSE: UNVR) ("Univar Solutions" or "the Company"), a global chemical and ingredient distributor and provider of value-added services, announced today its financial results for the first quarter ended March 31, 2021.
First Quarter 2021 Highlights
•Net income of $66.2 million compared to $55.9 million in the prior year first quarter. Adjusted net income(1) of $73.6 million compared to $59.2 million in the prior year first quarter.
•Earnings per diluted share of $0.39 compared to $0.33 per diluted share in the prior year first quarter. Adjusted earnings per diluted share(1) of $0.43 in the quarter increased from $0.35 in the prior year first quarter.
•Adjusted EBITDA(1) of $182.2 million compared to $161.6 million in the prior year first quarter. Adjusted EBITDA margin(1) of 8.5 percent compared to 7.3 percent in the prior year first quarter.
•Net cash used by operating activities increased to $92.3 million from $78.2 million in the prior year first quarter.
•Liquidity as of March 31, 2021 was $833.2 million, inclusive of $141.4 million of cash-on-hand and additional availability under committed, asset-based credit facilities.
•Full year outlook for Adjusted EBITDA(1) is raised and expected to be in a range of $680 million to $700 million.
"I'm proud of how our team executed this quarter, overcoming the supply and customer demand dynamics exacerbated by severe weather conditions in the U.S, all while managing supply chain pressures and advancing our Streamline 2022 (S22) program. Our results reflect the successful execution of our strategy and ability to grow market share with our improved operating agility, which is acutely important in challenging environments," said David Jukes, president and chief executive officer. "We believe this performance reflects the strength of our supplier and customer relationships, the extraordinary efforts of our dedicated team members, and the benefit of our investment in both putting digital at our core and in growing our global specialty end market verticals."
"Our impressive results in the first quarter benefited from margin expansion driven by the gulf freeze outages and while we expect these margins to continue into the early part of the second quarter, we anticipate these will normalize as we enter the back half of 2021. We do expect improvement in volumes as the North America and European economies reopen and we continue to work on improving our North America position. Given these factors, we expect second quarter Adjusted EBITDA to be in a range of
(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

$180 million to $190 million. Additionally, we are raising our forecast for full year Adjusted EBITDA guidance and expect it to be in a range of $680 million to $700 million and expect net free cash flow for the year in a range of $280 million to $300 million." continued Jukes.

Company Performance
Univar Solutions operating performance results are described below and, unless otherwise indicated, are a comparison of first quarter 2021 results with first quarter 2020 results.

	(Unaudited)
	Three months ended March 31,				% change excl.
(in millions)	2021	2020	$ change	% change	currency(1)
Segment External Sales(2)
USA	$1,293.0	$1,357.5	$(64.5)	(4.8)%	(4.8)%
EMEA	505.9	460.3	45.6	9.9%	2.4%
Canada	222.7	285.8	(63.1)	(22.1)%	(26.6)%
LATAM	133.8	107.6	26.2	24.3%	31.2%
Total Consolidated Net Sales	$2,155.4	$2,211.2	$(55.8)	(2.5)%	(4.3)%

Gross Profit (exclusive of depreciation)(3)(4)
USA	$325.7	$331.4	$(5.7)	(1.7)%	(1.7)%
EMEA	128.2	116.0	12.2	10.5%	2.5%
Canada	56.3	61.6	(5.3)	(8.6)%	(13.8)%
LATAM	32.2	23.6	8.6	36.4%	47.9%
Total Consolidated Gross Profit (exclusive of depreciation)(3)	$542.4	$532.6	$9.8	1.8%	—%

Total Consolidated Net Income	$66.2	$55.9	$10.3	18.4%	14.5%

Adjusted EBITDA(3)
USA	$101.8	$96.6	$5.2	5.4%	5.4%
EMEA	50.6	40.3	10.3	25.6%	16.9%
Canada	26.3	27.3	(1.0)	(3.7)%	(9.2)%
LATAM	15.6	8.3	7.3	88.0%	104.8%
Other(5)	(12.1)	(10.9)	(1.2)	(11.0)%	(11.0)%
Total Consolidated Adjusted EBITDA(3)	$182.2	$161.6	$20.6	12.7%	10.6%

(1)Represents percentage change for the comparative periods using a constant currency. See “Use of non-GAAP Financial Measures” for further discussion.
(2)Segment external sales represent sales to third party customers. Inter-segment sales are excluded from segment external sales.
(3)Non-GAAP financial measures. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliation to the most directly comparable GAAP financial measure..
(4)Gross profit (exclusive of depreciation) is defined as segment net sales inclusive of inter-segment sales less cost of goods sold (exclusive of depreciation).
(5)Other represents unallocated corporate costs that do not directly benefit segments.

Consolidated Results
Univar Solutions reported net sales of $2.2 billion, a decrease of 2.5 percent on a reported basis and 4.3 percent on a constant currency basis(1) compared to the prior year first quarter. Lower sales were attributable to the Canadian Agriculture wholesale distribution exit as well as lower bulk commodity chemical pricing and energy headwinds, partially offset by the impact of chemical price inflation.
Gross profit (exclusive of depreciation) of $542.4 million increased 1.8 percent on a reported basis and flat on a constant currency basis(1). The positive impact of chemical price inflation due to disruption in the supply chain was offset by the effects of the Canadian Agriculture services divestiture and energy headwinds. Gross margin expanded by 110 basis points to 25.2 percent compared to the prior year first quarter, driven primarily by favorable product and end market mix as well as the impact of chemical price inflation due to disruption in the supply chain.
Univar Solutions reported net income of $66.2 million, or $0.39 per diluted share, compared to net income of $55.9 million, or $0.33 per diluted share, in the prior year first quarter. The increase was primarily due to higher gross profit (exclusive of depreciation), lower Warehousing, Selling and Administrative (WS&A) and a loss on the sale of business in the prior year, partially offset by higher taxes and pension-related expense.
Adjusted earnings per diluted share(1) of $0.43 in the quarter increased from $0.35 in the prior year first quarter primarily due to higher net income.
Adjusted EBITDA(1) of $182.2 million increased $20.6 million, or 12.7 percent, compared to the prior year first quarter, or an increase of 10.6 percent on a constant currency basis(1). The increase was primarily driven by chemical price inflation due to disruption in the supply chain and the realization of Nexeo net synergies, partially offset by energy headwinds and the effects of the Canadian Agriculture services divestiture.
Net cash used in operating activities increased to $92.3 million from $78.2 million in the first quarter last year, primarily driven by timing of expense payments and higher net working capital use, partially offset by higher net income.
The Company's leverage ratio(1) at March 31, 2021 was 3.6x compared to 3.5x at December 31, 2020.

Segment Results
USA:
•USA external sales decreased 4.8 percent during the quarter, primarily due to lower bulk commodity chemical pricing and energy headwinds, partially offset by chemical price inflation.
•Gross profit (exclusive of depreciation) was lower by 1.7 percent. Gross margin increased 80 basis points to 25.2 percent, reflecting favorable product mix as well as chemical price inflation due to disruption in the supply chain.
•Adjusted EBITDA(1) increased 5.4 percent to $101.8 million driven by chemical price inflation due to disruption in the supply chain and lower WS&A as a result of Nexeo net synergies, partially offset by lower bulk commodity chemical pricing and energy headwinds. Adjusted EBITDA margin(1) increased by 80 basis points to 7.9 percent primarily due to higher gross margins.

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

EMEA:
•EMEA external sales increased 9.9 percent, or 2.4 percent on a constant currency basis(1) primarily due to higher industrial end market demand and chemical price inflation.
•Gross profit (exclusive of depreciation) increased 10.5 percent, or decreased 2.5 percent on a constant currency basis(1), and gross margin increased 10 basis points to 25.3 percent driven primarily by chemical price inflation due to disruption in the supply chain.
•Adjusted EBITDA(1) increased 25.6 percent to $50.6 million on a reported basis, or 16.9 percent on a constant currency basis(1), compared to the prior year quarter. This was primarily driven by chemical price inflation due to disruption in the supply chain and higher industrial end market demand, partially offset by anticipated declines in pharmaceutical finished goods. Adjusted EBITDA margin(1) increased 120 basis points to 10.0 percent primarily due to higher gross margins and cost management.
CANADA:
•Canada external sales decreased by 22.1 percent, or 26.6 percent on a constant currency basis(1), primarily due to the effects of the Canadian Agriculture wholesale distribution exit and Canadian Agriculture services divestiture.
•Gross profit (exclusive of depreciation) decreased by 8.6 percent, or 13.8 percent on a constant currency basis(1), and gross margin increased 370 basis points to 25.3 percent, driven by the exit from the Canadian Agriculture wholesale distribution business and favorable product mix.
•Adjusted EBITDA(1) decreased 3.7 percent to $26.3 million on a reported basis, or 9.2 percent on a constant currency basis(1) compared to the prior year. The decrease in Adjusted EBITDA(1) was primarily due to the effects of the Canadian Agriculture services divestiture and energy headwinds, partially offset by chemical price inflation due to disruption in the supply chain. Adjusted EBITDA margin(1) increased by 220 basis points to 11.8 percent, primarily due to higher gross margins.
LATAM:
•LATAM external sales increased by 24.3 percent, or 31.2 percent on a constant currency basis(1), largely due to higher demand for products in industrial solutions as well as chemical price inflation.
•Gross profit (exclusive of depreciation) increased by 36.4 percent, or 47.9 percent on a constant currency basis(1) and gross margin increased 220 basis points to 24.1 percent, primarily due to favorable product mix from industrial solutions and chemical price inflation due to disruption in the supply chain.
•Adjusted EBITDA(1) increased 88.0 percent to $15.6 million on a reported basis, or 104.8 percent on a constant currency basis(1). Adjusted EBITDA(1) increased primarily due to higher demand for products in industrial solutions and chemical price inflation due to disruption in the supply chain. Adjusted EBITDA margin(1) increased 400 basis points to 11.7 percent, primarily due to higher gross margins and cost management.

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

Nexeo integration & Streamline 2022 (S22) Update
The Company continues to actively manage its expense base in an effort to maintain financial strength while continuing to serve its suppliers and customers' needs. The Company expects to achieve the targeted $120 million in annual Nexeo net synergies by early 2022.
The Company made significant progress in the first quarter on its previously announced S22 Program, which is designed to improve operational agility, drive faster sales growth, particularly in North America, and maximize net free cash flow conversion. Under the S22 Program, the Company is also focused on improving Adjusted EBITDA margins(1) to 9 percent by the end of 2022 and now expects to reduce leverage to 2.8x by the end of 2021. Recent actions to advance these goals include the sale of the Distrupol business.
Outlook
The Company expects Adjusted EBITDA(1) to be between approximately $180 million and $190 million for the second quarter of 2021 as compared to $163.2 million for the second quarter of 2020. Adjusted EBITDA(1) for full-year 2021 is now expected to be within a range of $680 million to $700 million, compared to $635.8 million for full year 2020. The forecast versus prior year reflects the effect of divestitures and a more normalized level of essential end market(2) product margins.
The Company is forecasting 2021 year-end liquidity to be within a range of approximately $800 million to $900 million (consisting of cash and availability under committed asset-based credit facilities) and expects to reduce leverage to 2.8x, also by the end of 2021. The majority of the Company's debt obligations mature in 2024 and beyond. The Company is in full compliance with the covenants under its credit agreements.
Non-GAAP Measure Change
Beginning in 2021, the Company will exclude amortization expense and non-operating retirement benefits from its Adjusted EPS measure but will include restructuring, employee severance and other facility closure costs (other than Nexeo acquisition related items), the gain or loss on sale of property, plant and equipment and certain other non-operating items. The Company believes reporting Adjusted EPS on this basis better reflects its core operating results, offers further transparency and enhances comparability with peer companies. Schedule A reflects reconciliations for Adjusted EPS on this new basis for the first quarter of 2021, as well as quarterly reconciliations on both the historical and new basis for 2020 for comparison purposes.
Univar Solutions to Host Webcast on May 10, 2021 at 9:00 a.m. ET
The Company will host a webcast with investors to discuss 2021 first quarter results at 9:00 a.m. ET on May 10, 2021, which can be accessed on the Investor Relations section of its website at http://investors.univarsolutions.com. After the live webcast, a replay of the webcast will be available on the same website.

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.
(2)Essential end markets include markets that provide products and services that are essential for maintaining clean drinking water, waste water treatment, home, industrial and health care facility sanitization, and that are used in the manufacturing of food and pharmaceuticals.

Use of Non-GAAP Measures
In this press release, the Company’s financial results are provided both in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures. In particular, the Company presents the non-GAAP financial measures of gross profit (exclusive of depreciation), gross margin defined as gross profit (exclusive of depreciation) divided by net sales on a consolidated level and by external sales on a segment level), Adjusted EBITDA, Adjusted EBITDA margin defined as Adjusted EBITDA divided by net sales on a consolidated level and by external sales on a segment level, Adjusted net income, Adjusted earnings per diluted share, leverage ratio, net free cash flow and results on a constant currency basis. The non-GAAP financial measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help investors’ ability to analyze underlying trends in the Company’s business, evaluate its performance relative to other companies in its industry and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. Additionally, the Company has used, and may continue to use, Adjusted EBITDA and Adjusted earnings per diluted share in setting performance incentive targets to align management compensation with operational performance.
The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing information on a constant currency basis provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages and other information by converting its financial results in local currency for a period using the average exchange rate for the prior period to which it is comparing.
Adjusted EBITDA, Adjusted EBITDA margin, gross profit (exclusive of depreciation), gross margin, Adjusted net income, Adjusted earnings per diluted share, leverage ratio, net free cash flow and constant currency are not measures calculated in accordance with GAAP and should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP. Additionally, other companies may calculate Adjusted EBITDA and other such metrics differently than the Company does, limiting their usefulness as comparative measures. For further information related to the Company’s use of non-GAAP financial measures, and the reconciliations to the most directly comparable GAAP measures, see the schedules attached hereto.
About Univar Solutions
Univar Solutions (NYSE: UNVR) is a leading global specialty chemical and ingredient distributor representing a premier portfolio from the world's leading producers. With the industry's largest private transportation fleet and North American sales force, unparalleled logistics know-how, deep market and regulatory knowledge, world-class formulation and recipe development, and leading digital tools the Company is well-positioned to offer tailored solutions and value-added services to a wide range of markets, industries, and applications. Univar Solutions is committed to helping customers and suppliers innovate and grow together. Learn more at www.univarsolutions.com.
Forward-Looking Statements
This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and outlook for the future, which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the impacts of the effects of COVID-19 on the Company, the Company's anticipated future results and financial performance, liquidity position and cash flows, actions regarding expense control and cost reductions, expected net synergies from the Nexeo acquisition, capital expenditures and other statements regarding the Company's Streamline 2022 Program and other initiatives. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company's control. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions. A detailed discussion of these factors and uncertainties is contained in the Company's filings with the Securities and Exchange Commission. Potential factors that could affect such forward-looking statements include, among others: general economic conditions, particularly fluctuations in industrial production and consumption and the timing and extent of economic downturns and potential recoveries the sustained geographic spread of the COVID-19 pandemic; the duration and severity of the COVID-19 pandemic; current and new actions that may be taken by governmental authorities to address or otherwise mitigate the impact of the COVID-19 pandemic; the potential negative impacts of COVID-19 on the global economy and our employees, customers, vendors and suppliers; and the overall impact of the COVID-19 pandemic on our business, results of operations and financial condition; significant changes in the business strategies of producers or in the operations of our customers; increased competitive pressures, including as a result of competitor consolidation; significant changes in the pricing, demand and availability of chemicals; our indebtedness, the restrictions imposed by and costs associated with our debt instruments, and our ability to obtain additional financing; the broad spectrum of laws and regulations that we are subject to, including extensive environmental, health and safety laws and regulations; potential business disruptions and security breaches, including cybersecurity incidents; an inability to generate sufficient working capital; increases in transportation and fuel costs and changes in our relationship with third party providers; accidents, safety failures, environmental damage, product quality issues; delivery failures or potential hazards and risks related to our operations and the hazardous materials we handle, potential inability to obtain adequate insurance coverage; ongoing litigation; potential product liability claims and recalls and other environmental, legal and regulatory risks; challenges associated with international operations; exposure to interest rate and currency fluctuations; risks associated with integration of legacy business systems; possible impairment of goodwill and intangible assets; an inability to integrate the business and systems of the companies we acquire, including failure to realize the anticipated benefits of such acquisitions; negative developments affecting our pension plans and multi-employer pensions; labor disruptions associated with the unionized portion of our workforce; and the other factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, as well as other filings with the Securities and Exchange Commission. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek, "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
###

Univar Solutions Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(in millions, except per share data)	2021	2020
Net sales	$2,155.4	$2,211.2
Cost of goods sold (exclusive of depreciation)	1,613.0	1,678.6
Operating expenses:
Outbound freight and handling	91.4	91.5
Warehousing, selling and administrative	268.8	279.5
Other operating expenses, net(1)	44.2	30.4
Depreciation	43.8	41.7
Amortization	13.1	15.8
Total operating expenses	$461.3	$458.9
Operating income	$81.1	$73.7
Other (expense) income:
Interest income	0.4	1.0
Interest expense	(27.0)	(29.1)
Gain (loss) on sale of business	0.6	(8.6)
Loss on extinguishment of debt	(0.2)	(1.8)
Other income, net(1)	28.9	20.4
Total other (expense) income	$2.7	$(18.1)
Income before income taxes	83.8	55.6
Income tax expense (benefit)	17.6	(0.3)
Net income	$66.2	$55.9

Income per common share:
Basic income per common share	$0.39	$0.33
Diluted income per common share	0.39	0.33

Weighted average common shares outstanding:
Basic	169.3	168.8
Diluted	170.1	169.7

(1)For the three months ended March 31, 2020, the fair value adjustment for warrants was reclassified to “other income, net,” from “other operating expenses, net,” to conform to the current year presentation.

Univar Solutions Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except per share data)	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$141.4	$386.6
Trade accounts receivable, net of allowance for doubtful accounts of $19.2 and $17.2 at March 31, 2021 and December 31, 2020, respectively.	1,423.4	1,239.8
Inventories	728.4	674.0
Assets held for sale	48.4	—
Prepaid expenses and other current assets	165.5	151.5
Total current assets	$2,507.1	$2,451.9
Property, plant and equipment, net	1,037.8	1,065.7
Goodwill	2,274.6	2,270.4
Intangible assets, net	238.3	251.9
Deferred tax assets	29.8	29.6
Other assets	283.3	285.5
Total assets	$6,370.9	$6,355.0
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$4.5	$2.1
Trade accounts payable	878.4	765.1
Current portion of long-term debt	117.7	163.5
Accrued compensation	71.1	102.2
Liabilities held for sale	22.2	—
Other accrued expenses	354.3	374.1
Total current liabilities	$1,448.2	$1,407.0
Long-term debt	2,393.0	2,477.1
Pension and other postretirement benefit liabilities	301.5	308.8
Deferred tax liabilities	42.9	39.3
Other long-term liabilities	316.3	330.5
Total liabilities	$4,501.9	$4,562.7
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding at March 31, 2021 and December 31, 2020	$—	$—
Common stock, 2.0 billion shares authorized at $0.01 par value with 169.6 million and 169.3 million shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	1.7	1.7
Additional paid-in capital	2,988.8	2,983.3
Accumulated deficit	(739.4)	(805.6)
Accumulated other comprehensive loss	(382.1)	(387.1)
Total stockholders’ equity	$1,869.0	$1,792.3
Total liabilities and stockholders’ equity	$6,370.9	$6,355.0

Univar Solutions Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
(in millions)	2021	2020
Operating activities:
Net income	$66.2	$55.9
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	56.9	57.5
Amortization of deferred financing fees and debt discount	1.8	1.6
Amortization of pension credit from accumulated other comprehensive loss	(2.9)	—
(Gain) loss on sale of business	(0.6)	8.6
Gain on sale of property, plant and equipment	(1.1)	(5.3)
Loss on extinguishment of debt	0.2	1.8
Deferred income taxes	2.0	(3.5)
Stock-based compensation expense	5.9	5.7
Fair value adjustment for warrants(1)	(25.6)	(26.3)
Other	1.2	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(220.9)	(259.4)
Inventories	(70.8)	(50.5)
Prepaid expenses and other current assets	(34.3)	(58.3)
Trade accounts payable	138.1	165.3
Pensions and other postretirement benefit liabilities	(7.8)	(5.3)
Other, net(1)	(0.6)	34.0
Net cash used by operating activities	$(92.3)	$(78.2)
Investing activities:
Purchases of property, plant and equipment	$(16.3)	$(24.1)
Proceeds from sale of property, plant, and equipment	5.3	7.6
Payments from sale of business	(0.4)	(8.2)
Other	(0.8)	(6.2)
Net cash used by investing activities	$(12.2)	$(30.9)
Financing activities:
Payments on long-term debt and finance lease obligations	(56.2)	(180.6)
Net (payments) proceeds under revolving credit facilities	(81.0)	345.9
Short-term financing, net	4.1	6.3
Taxes paid related to net share settlements of stock-based compensation awards	(2.1)	(1.3)
Stock option exercises	1.5	0.7
Net cash (used) provided by financing activities	$(133.7)	$171.0
Effect of exchange rate changes on cash and cash equivalents	$(7.0)	$(12.5)
Net (decrease) increase in cash and cash equivalents	(245.2)	49.4
Cash and cash equivalents at beginning of period	386.6	330.3
Cash and cash equivalents at end of period	$141.4	$379.7

(1)For the three months ended March 31, 2020, the amount included in “fair value adjustment for warrants,” which was previously included in “other, net,” is now presented separately to conform to the current year presentation.

Schedule A
Beginning in 2021, the Company will exclude amortization expense and non-operating retirement benefits from its Adjusted EPS measure but will include restructuring, employee severance and other facility closure costs other than Nexeo acquisition-related items, the gain or loss on sale of property, plant and equipment and certain other non-operating items. The first table below presents reconciliations for Adjusted EPS on this new basis for the first quarter of 2021, and the second table presents quarterly reconciliations on both the historical and new basis for 2020 for comparison purposes.
Univar Solutions Inc.
Reconciliation of GAAP Net Income to Adjusted Net Income and
Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Three months ended March 31,
	2021		2020
(in millions, except per share data)	Amount	per share(2)	Amount	per share(2)
Net income and diluted EPS	$66.2	$0.39	$55.9	$0.33
Amortization	13.1	0.08	15.8	0.09
Exchange loss(3)	1.9	0.01	0.6	—
Derivative loss(3)	0.4	—	6.8	0.04
(Gain) loss on sale of business	(0.6)	—	8.6	0.05
Nexeo employee severance and other facility closure costs(4)	0.9	0.01	2.8	0.02
Shared service employee severance and other facility closure costs(4)	0.1	—	0.9	0.01
Loss on extinguishment of debt and debt refinancing costs(3)	0.2	—	1.9	0.01
Nexeo acquisition and integration related expenses(1)(4)	16.1	0.09	17.5	0.09
Fair value adjustment for warrants(3)	(25.6)	(0.15)	(26.3)	(0.15)
Non-operating retirement benefits(3)	(6.7)	(0.04)	(2.2)	(0.01)
Multi-employer pension plan exit liability(3)	18.4	0.11	—	—
Income tax benefit related to reconciling items(5)	(11.3)	(0.07)	(14.1)	(0.08)
Other discrete tax items(6)	0.5	—	(9.0)	(0.05)
Adjusted net income and diluted EPS	$73.6	$0.43	$59.2	$0.35

GAAP diluted common shares outstanding(2)	170.1		169.7
Effect of dilutive securities: stock compensation plans	—		—
Adjusted diluted common shares outstanding(2)	170.1		169.7

(1)Immaterial differences may exist in the calculation of per share amounts due to rounding.
(2)Diluted and adjusted diluted earnings per share is calculated using net income (loss) or adjusted net income available to common shareholders divided by diluted and adjusted diluted weighted average shares outstanding during each period, respectively, which includes unvested restricted shares. Diluted earnings per share considers the impact of potential dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. Adjusted earnings per diluted share is based on the GAAP dilutive share count, except where adjustments to GAAP net loss result in an adjusted net income position.
(3)Reconciling items represent certain items disclosed on Schedule D included in this document, excluding stock-based compensation, restructuring charges, (gain) loss on sale of property, plant and equipment, certain employee severance and facility closure costs and other.
(4)In 2021 and 2020, Nexeo employee severance and other facility closure costs represent $1.0 million and $1.2 million, respectively, of other employee severance costs and ($0.1 million) and $1.6 million, respectively, of other facility closure costs related to the Company's 2019 Nexeo acquisition as disclosed on Schedule D included in this document. In 2021 and 2020, shared service employee severance and other facility closure costs represent $0.1 million and $0.9 million, respectively, of other employee severance costs related to the Company's shared service relocation as disclosed on Schedule D included in this document. In 2021 and 2020, Nexeo acquisition and integration related expenses represent $16.1 million and $17.5 million, respectively, of acquisition and integration related expenses as disclosed on Schedule D included in this document.
(5)Tax on reconciling items is calculated as the difference between the tax provisions on US GAAP pre-tax earnings and Adjusted pre-tax earnings utilizing the appropriate tax rates and laws of each jurisdiction.
(6)Discrete tax items primarily relate to stock compensation expense in the current year and the tax law changes in the prior year.

Schedule A (continued)
2020 Presentation

	Q1'20		Q2'20		Q3'20		Q4'20
(in millions, except per share data)	Amount	per share(2)	Amount	per share(2)	Amount	per share(2)	Amount	per share(2)
Net income (loss) and diluted EPS	$55.9	$0.33	$1.8	$0.01	$28.9	$0.17	$(33.7)	$(0.20)
Pension mark to market loss	—	—	—	—	—	—	52.8	0.31
Pension curtailment and settlement gains	—	—	—	—	—	—	(0.6)	—
Exchange loss (gain)	0.6	—	6.0	0.04	(0.5)	—	0.7	—
Derivative loss (gain)	6.8	0.04	(0.9)	(0.01)	(0.4)	—	(0.7)	—
Loss (gain) on sale of business, property, plant and equipment	3.3	0.02	(2.2)	(0.01)	8.5	0.05	17.3	0.10
Restructuring, employee severance and other facility closure costs(1)	9.9	0.06	9.2	0.06	4.0	0.03	8.3	0.05
Impairment charges	—	—	16.9	0.10	20.7	0.12	2.6	0.02
Brazil VAT charge	—	—	0.3	—	—	—	—	—
Loss on extinguishment of debt and debt refinancing costs	1.9	0.01	—	—	—	—	—	—
Acquisition and integration related costs(1)	17.5	0.10	14.3	0.09	14.1	0.08	16.5	0.10
Fair value adjustment for warrants(1)	(26.3)	(0.15)	18.8	0.11	1.1	—	7.2	0.04
Other(1)	3.2	0.02	1.8	—	1.1	—	1.7	0.01
Income tax (benefit) expense related to reconciling items(1)(6)	(11.5)	(0.07)	(5.9)	(0.03)	(4.9)	(0.03)	(41.6)	(0.25)
Other discrete tax items(7)	(9.0)	(0.05)	(4.4)	(0.03)	(13.9)	(0.08)	14.7	0.09
Adjusted net income and diluted EPS (old basis)(3)	$52.3	$0.31	$55.7	$0.33	$58.7	$0.34	$45.2	$0.27

Exclude: Amortization(1)	$15.8	$0.09	$14.8	$0.09	$14.7	$0.08	$14.7	$0.09
Exclude: Non-operating retirement benefits	(2.2)	(0.01)	(2.1)	(0.01)	(2.2)	(0.01)	(2.0)	(0.01)
Include: Non-Nexeo acquisition and integration(4)	—	—	—	—	(0.3)	—	(0.5)	—
Include: Other impairment charges(4)	—	—	(4.1)	(0.02)	(20.7)	(0.12)	(2.6)	(0.02)
Include: Gain on sale of property, plant and equipment(4)	5.3	0.03	2.2	0.01	0.8	—	15.4	0.09
Include: Other non-Nexeo and shared service restructuring, employee severance and other facility closure costs(1)(5)	(6.2)	(0.04)	(7.2)	(0.05)	(2.1)	(0.01)	(6.5)	(0.04)
Include: Other	(3.2)	(0.02)	(1.8)	(0.01)	(1.1)	(0.01)	(1.7)	(0.01)
Adjustment to income tax (benefit) expense related to reconciling items(1)	(2.6)	(0.01)	(1.8)	(0.01)	4.3	0.03	(5.0)	(0.03)
Adjusted net income and diluted EPS (new basis)(3)	$59.2	$0.35	$55.7	$0.33	$52.1	$0.30	$57.0	$0.34

GAAP diluted common shares outstanding(2)	169.7		169.6		169.8		169.1
Effect of dilutive securities: stock compensation plans	—		—		—		0.9
Adjusted diluted common shares outstanding(2)	169.7		169.6		169.8		170.0

(1)Immaterial differences may exist in the calculation of per share amounts due to rounding.
(2)Diluted and adjusted diluted earnings per share is calculated using net income (loss) or adjusted net income available to common shareholders divided by diluted and adjusted diluted weighted average shares outstanding during each period, respectively, which includes unvested restricted shares. Diluted earnings per share considers the impact of potential dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. Adjusted earnings per diluted share is based on the GAAP dilutive share count, except where adjustments to GAAP net loss result in an adjusted net income position.
(3)The quarter-to-date period is calculated so the sum of quarterly amounts equals the year-to-date period. Immaterial differences may exist due to rounding.
(4)Non-Nexeo acquisition and integration was previously disclosed on Schedule D for the respective period as part of acquisition and integration related expenses. Other impairment charges represents all non-intangible asset impairment charges which is included in total impairment charges as presented on the consolidated statements of operations. Gain on sale of property, plant and equipment represents the amount previously disclosed on Schedule D for the respective period and no longer includes loss (gain) on sale of business as disclosed on the consolidated statements of operations.
(5)Other non-Nexeo and shared service restructuring, employee severance and other facility closure costs was previously disclosed on Schedule D for the respective period as part of the restructuring (comprised of $2.5 million in Q1'20, $6.3 million in Q2'20, $0.9 million in Q3'20 and $4.2 million in Q4'20), the other employee severance costs (comprised of $3.4 million in Q1'20, $1.0 million in Q2'20, $1.2 million in Q3'20 and $2.3 million in Q4'20) and the other facility closure costs (comprised of $0.3 million in Q1'20, $(0.1) million in Q2'20, nil in Q3'20 and nil in Q4'20) line items.
(6)Tax on reconciling items is calculated as the difference between the tax provisions on US GAAP pre-tax earnings and Adjusted pre-tax earnings utilizing the appropriate tax rates and laws of each jurisdiction.
(7)Discrete tax items primarily relate to impairment charges and tax law changes.

Schedule B
Univar Solutions Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(Unaudited)

(in millions)	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20	Q4'20	Q1'21	LTM(2) Q1'20	LTM(2) Q4'20	LTM(2) Q1'21
Net income (loss)	$16.3	$2.5	$(55.1)	$55.9	$1.8	$28.9	$(33.7)	$66.2	$19.6	$52.9	$63.2
Net (income) loss from discontinued operations	0.7	—	—	—	—	—	—	—	0.7	—	—
Depreciation	39.7	41.6	40.5	41.7	40.4	41.6	39.2	43.8	163.5	162.9	165.0
Amortization	18.6	12.1	14.6	15.8	14.8	14.7	14.7	13.1	61.1	60.0	57.3
Interest expense, net	37.9	36.8	30.6	28.1	29.9	27.7	26.7	26.6	133.4	112.4	110.9
Income tax expense (benefit)	18.5	43.2	66.1	(0.3)	11.6	2.7	(7.9)	17.6	127.5	6.1	24.0
EBITDA	$131.7	$136.2	$96.7	$141.2	$98.5	$115.6	$39.0	$167.3	$505.8	$394.3	$420.4
Other operating expenses, net(1)(3)	62.0	34.4	25.6	30.4	24.8	20.3	13.9	44.2	152.4	89.4	103.2
Other expense (income), net(1)(3)	7.4	1.3	67.1	(20.4)	22.7	(1.3)	58.2	(28.9)	55.4	59.2	50.7
Impairment charges	—	7.0	—	—	16.9	20.7	2.6	—	7.0	40.2	40.2
(Gain)/loss on sale of business	—	—	(41.4)	8.6	—	9.3	32.7	(0.6)	(32.8)	50.6	41.4
Loss on extinguishment of debt	—	—	19.1	1.8	—	—	—	0.2	20.9	1.8	0.2
Brazil VAT (recovery) charge	—	—	(8.3)	—	0.3	—	—	—	(8.3)	0.3	0.3
Inventory step-up adjustment	—	5.3	—	—	—	—	—	—	5.3	—	—
Adjusted EBITDA	$201.1	$184.2	$158.8	$161.6	$163.2	$164.6	$146.4	$182.2	$705.7	$635.8	$656.4

(1)Refer to Schedule D for more information for the three months ended March 31, 2021 and 2020.
(2)Last Twelve Month (LTM) Adjusted EBITDA is a component used in the calculation of the Company's leverage ratio as of a particular period end.
(3)For periods prior to Q1'21, the fair value adjustment for warrants is included in “other expense (income), net,” which was previously included in “other operating expenses, net,” to conform to the current year presentation.

Schedule C
Univar Solutions Inc.
Gross Profit (exclusive of depreciation)
(Unaudited)

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended March 31, 2021
External customers	$1,293.0	$505.9	$222.7	$133.8	$—	$2,155.4
Inter-segment	17.4	0.8	0.7	—	(18.9)	—
Total net sales	$1,310.4	$506.7	$223.4	$133.8	$(18.9)	$2,155.4
Cost of goods sold (exclusive of depreciation)	$984.7	$378.5	$167.1	$101.6	$(18.9)	$1,613.0
Outbound freight and handling	63.3	15.9	9.2	3.0	—	91.4
Warehousing, selling and administrative	160.6	61.7	20.8	13.6	12.1	268.8
Adjusted EBITDA	$101.8	$50.6	$26.3	$15.6	$(12.1)	$182.2

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended March 31, 2021
Net sales	$1,310.4	$506.7	$223.4	$133.8	$(18.9)	$2,155.4
Cost of goods sold (exclusive of depreciation)	984.7	378.5	167.1	101.6	(18.9)	1,613.0
Gross profit (exclusive of depreciation)	$325.7	$128.2	$56.3	$32.2	$—	$542.4

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended March 31, 2020
External customers	$1,357.5	$460.3	$285.8	$107.6	$—	$2,211.2
Inter-segment	25.7	0.8	0.8	—	(27.3)	—
Total net sales	$1,383.2	$461.1	$286.6	$107.6	$(27.3)	$2,211.2
Cost of goods sold (exclusive of depreciation)	$1,051.8	$345.1	$225.0	$84.0	$(27.3)	$1,678.6
Outbound freight and handling	63.1	15.5	10.5	2.4	—	91.5
Warehousing, selling and administrative	171.7	60.2	23.8	12.9	10.9	279.5
Adjusted EBITDA	$96.6	$40.3	$27.3	$8.3	$(10.9)	$161.6

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended March 31, 2020
Net sales	$1,383.2	$461.1	$286.6	$107.6	$(27.3)	$2,211.2
Cost of goods sold (exclusive of depreciation)	1,051.8	345.1	225.0	84.0	(27.3)	1,678.6
Gross profit (exclusive of depreciation)	$331.4	$116.0	$61.6	$23.6	$—	$532.6

(1)Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

Schedule D
Univar Solutions Inc.
Detail of Other operating expenses, net and
Other income, net
(Unaudited)

Other operating expenses, net
	Three months ended March 31,
(in millions)	2021	2020
Acquisition and integration related expenses	$16.4	$17.5
Stock-based compensation expense	5.9	5.7
Restructuring charges	0.2	2.5
Other employee severance costs	2.9	5.5
Other facility closure costs	—	1.9
Multi-employer pension plan exit liability	18.4	—
Gain on sale of property, plant and equipment	(1.1)	(5.3)
Other	1.5	2.6
Total other operating expenses, net	$44.2	$30.4

Other income, net
	Three months ended March 31,
(in millions)	2021	2020
Foreign currency transactions	$(1.8)	$(0.8)
Foreign currency denominated loans revaluation	(0.1)	0.2
Undesignated foreign currency derivative instruments	(1.7)	(2.0)
Undesignated swap contracts	1.3	(4.8)
Non-operating retirement benefits	6.7	2.2
Debt refinancing costs	—	(0.1)
Fair value adjustment for warrants(1)	25.6	26.3
Other	(1.1)	(0.6)
Total other income, net	$28.9	$20.4

(1)For the three months ended March 31, 2020, the fair value adjustment for warrants was reclassified to “other income, net,” from “other operating expenses, net,” to conform to the current year presentation.

Schedule E
Univar Solutions Inc.
Reconciliation of GAAP Debt to Net Debt
(Unaudited)

	March 31,				December 31, 2020
(in millions)	2021		2020
Total short-term and long-term debt	$2,510.7		$2,887.7		$2,640.6
Add: Short-term financing	4.5		1.1		2.1
Less: Cash and cash equivalents	(141.4)		(379.7)		(386.6)
Total net debt	$2,373.8		$2,509.1		$2,256.1

LTM Adjusted EBITDA(1)(2)	$656.4		$685.7		$635.8

Leverage ratio (Total net debt/LTM Adjusted EBITDA)	3.6	x	3.7	x	3.5	x

(1)LTM Adjusted EBITDA, as defined by the Company's credit agreements, includes adjustments for acquisitions and divestitures and excludes the impact of synergies not yet realized. For March 31, 2020, LTM Adjusted EBITDA excludes nine months of Adjusted EBITDA of $20 million related to the Environmental Sciences business divestiture on December 31, 2019.
(2)Refer to Schedule B for more information on LTM Adjusted EBITDA before the adjustments discussed in the note above.

Schedule F
Univar Solutions Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA Guidance
(Unaudited)

		Year ended December 31, 2020	Guidance
			Q2 2021		Full year 2021
(in millions)	Q1 2021		Low	High	Low	High
Net income(1)	$66.2	$52.9	$154	$173	$292	$352
Depreciation(1)	43.8	162.9	42	38	167	157
Amortization (1)	13.1	60.0	14	13	55	50
Interest expense, net(1)	26.6	112.4	27	25	105	95
Income tax expense(1)	17.6	6.1	18	25	72	92
Other operating expenses, net(1)(2)	44.2	89.4	31	26	135	105
Other (income) expense, net(1)(2)	(28.9)	59.2	—	(4)	(40)	(45)
Loss on extinguishment of debt(1)	0.2	1.8	—	—	—	—
(Gain) loss on sale of business(1)	(0.6)	50.6	(106)	(106)	(106)	(106)
Impairment charges(1)	—	40.2	—	—	—	—
Brazil VAT charge(1)	—	0.3	—	—	—	—
Adjusted EBITDA	$182.2	$635.8	$180	$190	$680	$700

(1)Adjusted EBITDA excludes from forecasted net income the impact of gains and losses of foreign currency and on divestitures, refinancing costs, potential impairments, discrete tax items and other unusual or nonrecurring items that might materially impact GAAP net income. We have not provided a further reconciliation of Adjusted EBITDA to GAAP net income as such reconciliation is not available without unreasonable efforts because the additional components in deriving Adjusted EBITDA are evaluated on an ongoing basis, can be highly variable and cannot reasonably be predicted. In addition, forecasted net income presented within this reconciliation is provided for informational purposes only and should not be viewed as guidance, as reported GAAP net income may differ materially from forecasted net income due to the impact of the items of the type identified above.
(2)For the year ended December 31, 2020, the fair value adjustment for warrants is included in “other (income) expense, net,” which was previously included in “other operating expenses, net,” to conform to the current year presentation.

Schedule G
Univar Solutions Inc.
Reconciliation of GAAP Cash Flow from Operations to Net Free Cash Flow
(Unaudited)

	Year ended December 31, 2020	Guidance Full Year 2021

(in millions)		Low	High
Net cash provided by operating activities(1)	$226.9	$410	$420
Capital expenditures(1)(2)	(111.3)	(130)	(120)
Net free cash flow	$115.6	$280	$300

Net cash (used) provided by investing activities(1)	$(41.3)	$10	$26
Net cash used by financing activities(1)	$(140.0)	$(433)	$(243)

(1)Management does not provide guidance on GAAP financial measures, including net cash provided by operating and investing activities and used by financing activities as we are unable to predict with certainty unusual or infrequent items impacting GAAP financial metrics. As such, we have included above the impact of only those items about which we are aware and are reasonably likely to occur during the guidance period covered. These financial measures are included within this reconciliation for informational purposes only and should not be viewed as guidance, as reported GAAP measures may differ materially from such forecasted amounts.
(2)Excludes additions from finance leases.